EXHIBIT 23.2

Consent Of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Zhone Technologies, Inc. of our report dated March 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Paradyne Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Atlanta, Georgia

August 1, 2005